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                                  EXHIBIT 99.1

     Certain statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and " Business of the Company" and elsewhere in this Annual Report are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this Annual Report that are not historical facts. When used in this Annual Report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors consist primarily of the risks identified below.

As a company with a limited operating history in a new and rapidly changing industry, it is difficult to predict our future growth and operating results.

     Our limited operating history makes predicting our future growth and operating results difficult. We were incorporated in Delaware in 1997 and began our first commercial service in April 1998. Our management team and other employees have worked at ITXC for only a short period of time. Stockholders and potential stockholders should consider the risks and uncertainties that an early stage company like ours will face in the new and rapidly evolving market for Internet-based voice services. Stockholders and potential stockholders should consider that we have not proven that we can:

     . maintain our current, and develop new, relationships with the unrelated third parties that complete voice and fax calls over our network, our affiliates, as well as with our customers;

     .    respond effectively to competitive pressures; and

     .    continue to develop and upgrade our network and technology.

If we cannot accomplish these goals, our business may not succeed.

We have not been profitable and expect future losses.

     To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported net losses of $0.6 million for the inception period from July 21, 1997 through December 31, 1997, $7.2 million for the year ended December 31, 1998, $19.7 million for the year ended December 31, 1999 and $71.0 million for the year ended December 31, 2000. We expect to continue to incur significant losses for the foreseeable future. As of December 31, 2000, our accumulated deficit was $98.5 million. Our revenue may not grow or may not even continue at the current level. After 2000, we expect to recognize non-cash charges of approximately $5.1 million relating to non-cash compensation in connection with stock options that we granted prior to our initial public offering and that eFusion granted prior to our acquisition of eFusion. Those charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options that were granted. In addition, during 2000, we recorded goodwill of $101.5 million of goodwill and recorded other intangibles of $32 million with our acquisition of eFusion, which was accounted for as a purchase.

     The growth of our company depends upon the growth of the Internet, which may not continue.

     The growth of our company depends on continued growth in the use of the Internet generally and on the growth in the use of the Internet through telephones and other devices, in addition to personal computers. Growth of the Internet may be inhibited by a number of factors, such as:

     .    quality of infrastructure;

     .    security concerns;

     .    technological failures, such as viruses;

     .    inconsistent quality of service; and

     .    lack of availability of cost-effective, high-speed service.

Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline.

We are growing rapidly and effectively managing our growth may be difficult.

     Our business has grown rapidly in terms of customers, employees and the size of ITXC.net since our inception. This growth has placed a significant strain on our resources and systems which has resulted in fluctuations in our network expenses. Our business model depends on continued rapid growth which will put a further strain on our resources, systems and management. If we are not able to
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effectively manage our growth by implementing systems, expanding ITXC.net and hiring, training and managing employees, our ability to offer our services will be materially harmed.

Our business may be harmed because we rely on a third-party communications infrastructure over which we have no control.

     Our service could be disrupted, our reputation could be hurt and we could lose customers, if the quality and maintenance of the third-party communications infrastructure on which we rely suffers. This infrastructure, including the Internet, is used to carry our voice traffic between our customers and affiliates. In the e-commerce business we acquired with eFusion, we use the Internet and the traditional telephone network, as well as network switches owned and operated by a third party, to provide services. We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve this equipment, our business may be materially harmed.

If we cannot maintain relationships with the few vendors of gateway equipment and software upon which ITXC.net depends, our network expenses could rise significantly.

     ITXC.net is currently configured to use gateway equipment and software which is primarily manufactured by three vendors, Cisco Systems, Clarent and VocalTec Communications. A gateway is a computer server that translates voice and voice-related signaling back and forth between a traditional telephone network and a data network. Gateways provided by some of these vendors are not currently interoperable with each other. If we or our affiliates are unable to maintain current purchasing terms with Cisco, Clarent and VocalTec, we will have to make significant technological modifications to ITXC.net which could raise our network expenses significantly and have a material adverse affect on our business, financial condition, operating results and future prospects.

We are currently reliant on a sole supplier of PSTN switches.

     At present, as a result of a recent third party acquisition, we are reliant on a sole supplier, Lucent, for our PSTN switches. Should Lucent cease to supply us with such switches, or significantly change the terms of supply, our financial condition, results of operations and prospects could be materially adversely affected.

Our network and equipment may not be able to handle increased traffic and a large number of simultaneous calls, which could hurt our reputation and result in a loss of customers.

     Our network relies on hardware and software that we or our affiliates have developed or acquired. We expect that our network traffic and volume of simultaneous calls will increase significantly. If the hardware and software used in our network cannot accommodate this additional volume, our reputation could be damaged and we could lose customers. Similarly, as we deploy ITXC Push to Talk Service, our reputation could be damaged and we could lose customers if our data center cannot accommodate the volume of simultaneous ITXC Push to Talk calls.

Failure to attract and retain affiliates and customers will harm our business.

     If we are unable to attract and retain affiliates and customers, the traffic on ITXC.net may not increase and we may not be able to increase our global reach. Our ability to attract and retain affiliates and customers will depend on a number of factors, including:

     . our ability to reach agreement with telecommunications companies, telephony resellers and Internet service providers regarding the terms and conditions applicable to our business relationship;

     . our success in marketing our services to potential new and existing affiliates and customers;

     .    pricing by traditional carriers;

     .    the rate at which we are able to deploy our network and services;

     . our ability to locate qualified foreign affiliates and call termination providers;

     .    consolidation in the telecommunications industry; and

     .    the quality of the customer and technical support we provide.

Our quarterly operating results may fluctuate and could fall below expectations of investors and industry analysts, resulting in a decline in our stock price.

     Our quarterly operating results have varied widely in the past and could fluctuate significantly in the future. Therefore, you should not rely on quarter-to-quarter comparisons for indications of future performance. Certain factors may influence our quarterly operating results, including:

     . the amount and timing of capital expenditures and other costs relating to the expansion of ITXC.net;
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     .    the introduction of new or enhanced services or changes in pricing policies by us or our competitors; and

     . economic conditions specific to the Internet or all or a portion of the technology sector.

     If we cannot successfully address these factors, our operating results may fall below analyst and investor expectations and the price of our common stock could decline.

Our financial results and our operations could be materially adversely affected if it becomes necessary for us to discontinue relationships with customers who become unable to meet their payment obligations.

     From time to time, we have discontinued service to companies that had originated calls over ITXC.net because of their failure to meet their payment obligations. Our financial results and our operations could be materially adversely affected if other comparably situated customers experience similar difficulties in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our marketing efforts could be adversely affected if we do not lead the development of new interoperability standards.

     If we do not play a leadership role in the development of new interoperability standards, the perception that we are an industry leader could be jeopardized. We achieved that perception, in part, by leading the effort to develop the iNOW! initiative.

The lack of interoperability among hardware produced by different vendors may limit our ability to grow a worldwide, fully interoperable network.

     Unless an interoperability standard is widely adopted and used by manufacturers of gateways and other hardware, ITXC.net's growth will be limited. Our business model depends on the growth of ITXC.net. Without a widely adopted interoperability standard, terminators of voice traffic over the Internet will continue to be required to only accept voice traffic which was originated on gateways made by the same manufacturer as their terminating gateway.

     If the iNOW! interoperability initiative or another similar initiative is not widely adopted and implemented, our network may not grow and our business could be adversely affected.

Intense price competition and the nature of the calls that we place over ITXC.net may limit our revenues.

     Our revenues are not solely tied to the number of minutes of calls that are placed over ITXC.net. Intense competition could reduce the prices that we charge for our services. In addition, our revenues are affected by the types of calls placed over ITXC.net. Calls placed over certain routes or to certain termination points may generate less revenue than calls of a similar duration made over different routes or to different termination points.

Intense price competition could reduce the demand for our service.

     We may not be able to compete successfully in the developing Internet telephony market. Many of our competitors are larger than us and have substantially greater financial resources than we do. The market for our services has been extremely competitive and is expected to be so for the foreseeable future. Internet protocol and Internet telephony service providers such as Concert Global Clearinghouse and iBasis and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with us. Other Internet telephony service providers focus on a retail customer base and may in the future compete with us. In addition, major telecommunications companies, such as AT&T, Deutsche Telekom, MCI WorldCom, Genuity and Qwest Communications, have entered or plan to enter the Internet telephony market. See "Business of the Company--Competition."

If we are unable to keep up with rapid technological change in our industry in a cost-effective manner, our revenues will decrease.

     The market we serve, the market for voice services over the Internet, is characterized by rapid technological developments, evolving industry standards and customer demands and frequent new services announcements, such as new hardware and software entrants and releases. In order for us to remain competitive and continue positive growth of our business and increase the use of our services, we must respond to these developments quickly and in a cost-effective manner. If we fail to respond in this manner, our technology could become obsolete, our customers will choose other alternatives to transmit their traffic and our revenues will decrease.

We may need additional capital in the future to expand ITXC.net and it may not be available on acceptable terms or at all, which could force us to curtail or cease our operations.

     The development of our business depends on our ability to expand the global reach of ITXC.net. The net proceeds from our stock offerings and our cash flow from operations could be insufficient to expand ITXC.net to meet future customer demands. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. We may require additional capital in the future which may not be available on terms acceptable to us or at all. If we cannot raise adequate capital on acceptable terms, we may be forced to restrict the growth of ITXC.net, we may not be able to attract new affiliates and we may have to curtail or cease our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
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Foreign political and economic instability could harm our ability to maintain a global presence.

     A key component of our business plan is our global network of affiliates. Our ability to maintain and expand our global reach may be harmed by foreign political and economic instability. The following factors may inhibit our ability to maintain and expand our global presence:

     .    potentially longer payment cycles outside of the U.S.;

     .    difficulty in collecting accounts receivable from foreign affiliates;

     .    weaknesses in particular foreign economies;

     .    changes in diplomatic and trade relationships;

     .    foreign taxes; and

     . the economic and administrative burdens of complying with a variety of foreign laws, trade standards, tariffs and trade barriers.

Damage to our systems and network could interrupt our service and result in reduced revenue and harm to our reputation.

     Our operations are dependent on our ability to maintain the components of ITXC.net and our other computer and telecommunications systems and equipment in effective working order. Our systems may be damaged by natural disasters, equipment failure or intentional acts of vandalism. If we fail to safeguard our systems and network and experience frequent or long system delays or interruptions, we may not be able to provide our service in a consistent and cost-effective manner--which will result in reduced revenue and harm to our reputation.

Our proprietary rights may be difficult to protect or maintain.

     Our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects.

     A third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

     A third party could challenge our granted patents or make an infringement claim against the company seeking a substantial monetary award or to obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad. Such cases, even if baseless, could divert company resources and management attention to defend our rights, which could materially adversely affect our ability to operate.

     We rely upon license agreements with respect to our use of the software and hardware provided to us by our vendors. Those license agreements may not continue to be available to us on acceptable terms or at all. See "Business of the Company--Proprietary Rights."

Additional acquisitions may disrupt our business, divert the attention of our management and require significant capital infusions.

     Our industry is characterized by growth through acquisitions. To compete effectively, we expect to make investments in complementary companies, technologies or assets and may consider a number of acquisitions, significant and otherwise, at any one time. Acquisitions could disrupt our ongoing business, distract the attention of our small number of senior managers, make it difficult to maintain our network and operational standards, controls and procedures and subject us to risks that are different, in nature and magnitude, than the risks we currently face.

     We also may not be able to successfully integrate the services, products and personnel of any acquisition into our operations. We may be required to incur a significant amount of debt or issue a significant number of equity securities, which may dilute our stockholders' equity interest substantially, to pay for acquisitions and may be required to invest a substantial amount of cash to support the further development of any companies that we may acquire. Our acquisitions may not result in any return, or a sufficient return, on our investment and we may lose all or a substantial portion of our investment.

Our success is dependent on the continued service of our key management and technical personnel.

     Our future success depends, in part, on the continued service of our key management and technical personnel, including Tom I. Evslin, Edward B. Jordan and Thomas J. Shoemaker, three of our senior executive officers. If any of those individuals were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be
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materially adversely affected. We do not carry key person life insurance on our personnel and only Mr. Evslin has an employment agreement.

We may have difficulty attracting and retaining the skilled employees we need to execute our growth plan.

     From time to time we have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. Our future success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for employees in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

Future government regulation and legal uncertainties could affect our ability to provide our services.

     Our business, financial condition, operating results and future prospects could be materially adversely affected if Congress, the Federal Communications Commission, state regulatory authorities, foreign governments or other bodies begin to regulate or, in the case of certain foreign governments, prohibit Internet telephony.

     United States. Although our services are not currently actively regulated by the FCC, aspects of our operations may be subject to state or federal regulation in the future. Increased regulation of the Internet may slow its growth, and impact our cost of providing our service over the Internet. In addition, the FCC may in the future impose surcharges or other regulations upon us which could materially adversely affect our business, financial condition, operating results and future prospects.

     International. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more foreign countries could materially adversely affect our business, financial condition, operating results and future prospects. Our failure to qualify to do business in a foreign jurisdiction in which we are required to do so or to comply with foreign laws and regulations could harm our ability to conduct international operations.

     Our customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, and/or will continue in compliance with any such requirements. The failure of our customers and affiliates to comply with such requirements could materially adversely affect our business, financial condition, operating results and future prospects.

     Additionally, it is possible that laws--new or already in existence--may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

     .    sales and other taxes;

     .    user privacy;

     .    pricing controls;

     .    characteristics and quality of products and services;

     .    consumer protection;

     . cross-border commerce, including laws that would impose tariffs, duties and other import restrictions; and

     . other claims based on the nature and content of Internet materials, including claims of defamation, negligence and the failure to meet necessary obligations.

If such laws are applied to our services, our ability to conduct our business could be materially adversely affected.

We have broad discretion in the use of the proceeds that we have received from the public offering of our common stock.

     Our management will have broad discretion in the application of proceeds and the timing of the expenditure of all of the net proceeds that we have received from the public offering of our common stock. If our management fails to apply those proceeds effectively, we may not be successful in expanding ITXC.net and growing our business and revenues.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

     Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions of our certificate of incorporation and by-laws:
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     .    establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

     .    authorize the board to issue preferred stock;

     .    prohibit cumulative voting in the election of directors;

     .    limit the persons who may call special meetings of stockholders;

     .    prohibit stockholder action by written consent; and

     . establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our stockholders will experience dilution when we issue the additional shares of common stock that we are permitted or required to issue under options, warrants and our employee stock purchase plan.

     Stockholders should be aware that we are permitted, and in some cases obligated, to issue shares of common stock. If and when we issue these shares, the percentage of the common stock that existing stockholders own will be diluted. The following is a summary of additional shares of common stock that we have currently reserved for issuance as of December 31, 2000:

     . 8,100,001 shares are issuable upon the exercise of options or other benefits under our stock incentive plan, consisting of:

      . outstanding options to purchase 6,325,095 shares at a weighted average exercise price of $11.12 per share, of which options covering 2,072,254 shares were exercisable as of December 31, 2000; and

      .    1,774,906 shares available for future awards after December 31, 2000;

     . 879,766 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $.85 per share; and

     .    358,164 shares are issuable under our employee stock purchase plan.

The stock prices of Internet-related companies such as ours are highly volatile and could change unexpectedly resulting in costly litigation and harm to our business.

     The market price of our common stock is subject to significant fluctuations. Many companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of our common stock experiences adverse fluctuations, and we become the subject of this type of litigation, regardless of the outcome, we will incur substantial legal costs. In addition, this type of litigation may strain our resources and divert management attention, causing our business to suffer.